Exhibit 99(b)

CONTACT: Whirlpool Corporation

Media: Tom Kline, 269/923-3738 thomas_e_kline@whirlpool.com

Financial: Thomas Filstrup, 269/923-3189

thomas_c_filstrup@whirlpool.com

WHIRLPOOL CORPORATION’S BOARD AUTHORIZES

$500 MILLION SHARE REPURCHASE PROGRAM

BENTON HARBOR, Mich., June 16, 2004—Whirlpool Corporation’s (NYSE:WHR) Board of Directors has authorized a new share repurchase program of up to $500 million. The share repurchase will be made from time to time on the open market as conditions warrant, and will be funded with internally generated cash.

“The continuing strength of our global business gives us the ability to repurchase shares and enhance Whirlpool’s value to our shareholders,” said David R. Whitwam, Whirlpool’s chairman and chief executive officer. “This authorization reflects the Board’s continued confidence in the company’s strategy, management team and long-term growth prospects.”

The company’s $750 million repurchase program that was announced in 2000 is nearly complete.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $12 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2004 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company’s most recently filed Form 10-Q and/or Form 10-K.

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